EXHIBIT 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
December 20, 2005
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
          Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We are acting as counsel for R.H. Donnelley Corporation, a Delaware corporation (the “Company”), in connection with the issuance of up to 37,518,493 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company pursuant to the Agreement and Plan of Merger, dated October 3, 2005 (the “Merger Agreement”), by and among Dex Media, Inc., a Delaware corporation, the Company and Forward Acquisition Corp, a Delaware corporation.
     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:
     1. The Shares are duly authorized and, when issued and delivered in connection with the merger contemplated by the Merger Agreement after the Registration Statement on Form S-4 (Registration No. 333-129539) (the “Registration Statement”) relating to the Shares becomes effective under the Securities Act of 1933 (the “Act”), will be validly issued, fully paid and nonassessable.
     2. When issued in accordance with the terms of the Rights Agreement, dated as of October 27, 1998, as amended, by and between the Company and The Bank of New York, as successor rights agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution and the reported judicial decisions interpreting such law (the “DGCL”). We express no opinion with respect to the laws of any other jurisdiction.

JONES DAY
December 20, 2005

     The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the DGCL. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares and the Rights under the Act and to the reference to us under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day